Exhibit 10.26

PERSONAL AND CONFIDENTIAL

October 26th, 2016

Mr Peter Matt

Re: Employment Letter

Dear Peter,

Constellium N.V., a company incorporated in the Netherlands, or its applicable direct or indirect subsidiary identified below (the “Company”), is pleased to offer you terms and conditions of employment as follows:

Term	Discussion

Position / Reporting:	Your offered position is Chief Financial Officer of the Constellium Group. In this role, you will directly report to the CEO of the Constellium Group.

Employer and Location / Travel:	You will be employed by Constellium Rolled Products – Ravenswood LLC (until we have another US company that can host our US corporate payroll). You will be based on the East Coast of the US.

You hereby accept that after reasonable consultation with you (i) your employment may be transferred from the Company to a subsidiary or affiliate of Constellium N.V., and (ii) your office location may change in the future to an area where the Company (or a subsidiary or affiliate of Constellium N.V.) conducts its business, and in particular to any site where the Company could assign you, according to the development of our business and the specific requirements of your position and duties.

Your position and duties may require travelling from time to time depending on the development of our business and the circumstances.

Governing Law:	The terms and conditions of this employment letter will be governed by the laws of the state of New York.

Effective Date / Term:	The first day of your employment will be November 1st 2016.

Initial Base Salary:	Your annual gross base salary will be $ 600,000. Your gross base salary will be paid in installments in accordance with the Company’s normal payroll practices in effect from time to time.

Base Salary Review:	The Company will review your annual gross base salary once each year.

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Short-term Incentive Award:	You will be eligible for an annual performance bonus pursuant to the terms and conditions of the Executive Performance Award Plan (the “EPA Plan”), including the attainment of performance targets, established by the Board (or a committee thereof, including the Remuneration Committee) from time to time in its sole and absolute discretion after consultation with you each year. Your target annual bonus will be 90% of your Base Salary (the “Target Bonus”). Your maximum annual bonus will be 135% of your Base Salary. Awards under the EPA Plan shall be paid after the closing of the performance year with the first payroll after the Board (or a committee thereof, including the Remuneration Committee) has validated the financial results and the resulting payout. The EPA Plan is provided at the discretion of the Company and is not a contractual entitlement. Participation in the EPA Plan in one year does not create a right to future participation in the EPA Plan. The Company reserves the right to amend the EPA Plan at its discretion at any time and for any reason whatsoever. If you are terminated at any point during the year, your right to an EPA Plan award, if any, in respect of such year shall be determined in accordance with this Agreement and the applicable terms and conditions of the EPA Plan to the extent consistent with this Agreement.

Your EPA 2016 will be calculated on a pro rata basis – i.e from November 1st till December 31.

Long Term Incentive Plan:	Upon or promptly following the commencement of the first trading window period following the Effective Date, the Company shall grant you (i) an award of performance-based restricted stock units with a target number of shares of 80,000 and a maximum numbers of shares of 240,000 which shall vest on the third anniversary of the date of grant, subject to your continued employment and the achievement of certain performance goals, and shall have such other terms and conditions, as set forth in a performance-based restricted stock unit grant letter and award agreement substantially in the forms attached hereto as Exhibits A-1 and A-2, respectively; (ii) an award of 30,000 restricted stock units which shall vest 100% after a 2 year period subject to continued employment at vesting date, and shall have such other terms and conditions as set forth in a restricted stock unit award agreement substantially in the form attached hereto as Exhibit B.

Future equity compensation awards will be at the discretion of your management and of the Remuneration Committee of the Board.

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Healthcare Benefits / Retirement Plan:	You will participate in the Ravenswood Employee Benefit Program (the “Employee Benefit Program”), which provides medical, prescription drug, vision and dental care benefits, basic and optional term life insurance coverage, basic and voluntary accidental death and dismemberment coverage, dependent term life insurance coverage, long-term disability coverage, short term disability coverage, a flexible spending program, and an employee assistance program. You will also be eligible to participate in the Ravenswood Salaried Employees Defined Contribution Plan 401(k) (the “401(k) Plan”), under the same terms and conditions as other Ravenswood employees. As with all employee benefits, Ravenswood reserves the right to amend or terminate the Employee Benefit Program and the 401 (k) Plan and the benefits provided thereunder at any time.

Company Car Policy:	You will be eligible to participate in the Company’s car lease program under the terms and conditions that apply to similarly situated employees. Details of the program, including costs to you and limits, will be provided separately.

Holiday / Vacation:	You will be paid for or may take 5 weeks of paid vacation per year.

For the calendar year 2016, the amount of paid vacation will be prorated.

The times at which you take paid vacation days must be approved in advance in writing by the CEO. Untaken vacation days cannot be carried forward from one year to the following year.

Business Expense Reimbursement:	Ravenswood will reimburse you for reasonable and substantiated transportation, hotel, meal, telephone, and other business expenses in accordance with Ravenswood’s expense reimbursement policy as in effect from time to time. All business expenses incurred in the course of your Duties must be documented on a form prescribed by Ravenswood and substantiated by receipts.

Relocation Expenses:	You will benefit from the USA Constellium relocation policy at the time you will transfer to an East Coast location to be determined. This clause is valid if you relocate within the first 2 years of your employment, or subsequently, as long as the relocation is at the Company’s request.

Termination / Resignation Notice:	In the event of your termination of employment by the Company for any reason (a “Termination Event”) other than Company Cause (as defined herein), the Company will give you at least 90 days (the “NC Notice Period”) written notice (the “Termination Notice”). In the event of your termination

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for Company Cause, no NC Notice Period need be given to you by the Company. In the event of your resignation for any reason other than Company Cause (a “VR”), you must give the Company advance written notice of not less than the NC Notice Period.

Upon your receipt of a Termination Notice from the Company for a Termination Event, the Company may, if determined to be appropriate in the sole and absolute discretion of the Company, release you from returning to your office or performing your duties for the Company during the NC Notice Period provided that you shall be entitled to continuation of your annual gross base salary and other benefits during the NC Notice Period.

Severance:	In the event that your employment is terminated by the Company for Company Cause (as defined herein) or you voluntarily resign your employment for other than Good Reason, you shall not be entitled to any severance payments and outplacement services.

If your employment is terminated by the Company without Company Cause or you resign for Good Reason, you shall, subject to the requirement that you sign, deliver, and not revoke the release described below, receive severance pursuant to this employment letter in an amount equal to 12 months of your then- current gross base salary plus your annual target EPA less applicable withholding. You will also be entitled to 6 months medical, dental, vision care at the Company’s expense.

You will be entitled to be paid for any unused vacation for the year of the Termination Event prorated based on the number of days you were employed by the Company until employment is terminated for any or no reason.

For purposes of this employment letter:

“Company Cause” means your (i) conviction or plea of nolo contendere to a criminal offense that can be sanctioned by imprisonment; (ii) commission of an act of “Gross Negligence” or “Willful Misconduct” (as each such term is defined herein); or (iii) willful breach of or failure to perform your obligations under this employment letter or any agreement entered into between you and any member of the Company and/or any of their by-laws, or your willful breach of any legal duty to any member of the Company, or your willful failure to follow the lawful instructions of the CEO or board of directors, or any willful failure by you to cooperate in any audit or investigation of any member of the Company, in each case after written notice of the breach or of the failure that has not been remedied within 14 days from the date of your receipt (to the extent remedy is reasonably possible).

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“Gross Negligence” means a willful departure from the normal standard of conduct of a professional person that could be regarded by those familiar with the circumstances (e.g., professionals with similar experience and working in the same industry) as a wrongdoing regarding the ordinary care or knowledge that a professional person of ordinary skill would display; and (ii) “Willful Misconduct” means any act that is deliberate and causes material harm or material damage to the Target Group, and was not done with the reasonable belief that such act was in the best interests of the Company.

“Good Reason” means your voluntary resignation after any of the following actions are taken by the Company without your consent:

(i)     a failure to timely pay base salary or benefits set forth herein; or

(ii)    a material reduction in your duties or responsibilities, including a change in your reporting line; or

(iii)  a material reduction in your target annual compensation (base, EPA); or

(iv)   being asked to perform or observing illegal acts by the Company; or

(v)    other breach of this Agreement by the Company;

However, that none of the events described in the foregoing clauses (i) or (iv) shall constitute Good Reason unless (x) you have notified the Company in writing describing the events which constitute Good Reason within 30 days (the “GR Cure Period”) following the initial existence of the condition, (ii) the Company fails to cure such events within another 30 day Period after the Company’s receipt of such written notice (second “GR Cure Period”) and (iii) you actually terminate employment by the end of the second GR Cure Period.

Restrictive Covenants:

During your employment and, unless waived in writing by Constellium N.V. in its sole and absolute discretion, for a period of 12 months after your termination of employment or resignation for any reason (the “Restricted Period”), you shall not compete with any member of the Target Group (including, but not limited to, as an employee, officer, director, consultant of, or investor in, a competing entity, or otherwise) in the aluminum fabrication or rolling business (the “Business”) in any location in which the Target Group conducts its operations and engages in the Business at the time of your termination and in which your competing with the Target Group would cause actual harm to the Company. The target group is defined as the following companies, operating in North America : Alcoa, Novelis, Aleris, Kaiser and Noranda or any successor of any such company. During the Restricted Period, you shall not, directly or indirectly:

(i) hire or solicit any of the Target Group’s employees or consultants (including persons who were employees or persons or entities that were consultants at any time in the 12 months preceding such attempt to hire or solicit); or (ii) solicit any of the Target Group’s customers (including persons or entities who were customers at any time in the 3 years preceding such attempt to solicit).

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In the event that your employment is terminated by the Company without Cause, and in consideration of your agreeing to be bound by the above restrictive covenants during the portion of the Restricted Period occurring after the effective date of your termination, the Company will offer you a cash payment, which payment will be an amount equal to 50 % of the average compensation (including gross base salary, EPA bonus award, if any, and vacation pay) paid to you during the 12 months prior to your termination and will be paid pursuant to applicable law in a series of equal monthly installments at the times that your annual gross base salary would have been paid to you absent your termination during the Restricted Period. In the event that your employment is terminated by the Company for Cause or you resign for any reason, you shall not receive any payment pursuant to this employment letter in consideration of your agreeing to be bound by the above restrictive covenants during the portion of the Restricted Period occurring after the effective date of your termination.

If the restrictive covenants will, for any reason, not be enforceable, enforced or adhered to, the cash payment in consideration of your agreeing to be bound by the above restrictive covenants will be forfeited and not be due by the Company. You will have to reimburse any payments you may already have received for any period during which the restrictive covenants have, for any reason, not been enforceable, enforced or adhered to.

You agree that your services are unique and valuable to the Company and the other members of the Target Group and that these restrictive covenants are necessary for the reasonable and proper protection of the Company and the other members of the Target Group and their trade secrets and confidential information and that each of the restrictive covenants is reasonable in respect to subject matter, length of time and geographic area, and that these restrictive covenants, individually or in the aggregate, will not prevent you from obtaining other suitable employment during the period in which you are bound by them. You acknowledge that each of these restrictive covenants has a unique, substantial and immeasurable value to the Company and the other members of the Target Group. You further covenant that you will not challenge the reasonableness or enforceability of any of these restrictive covenants. It is also agreed that any

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member of the Target Group will have the right to enforce all of your obligations to it under this employment letter, including through specific performance or any equitable relief available under applicable law granted by a court of competent jurisdiction.

If it is determined by a court of competent jurisdiction in any state that any of the restrictive covenants above is excessive in duration or scope or is unreasonable or unenforceable under applicable law, it is the intention of you and the Company that such restrictive covenant shall be modified or amended by the court to render it enforceable to the maximum extent permitted by the laws of that state.

Confidentiality Agreement:	In consideration of being employed by the Company, you hereby agree and acknowledge that during the course of your employment, certain trade secrets of the Target Group may be disclosed to you, including, but not limited to, technical information (including methods, processes, formulae, compositions, systems, techniques, inventions and research projects), and business information (including customer lists, pricing data, sources of supply, financial data and marketing, production, or merchandising systems or plans). You hereby agree that, during or at any time after the termination of your employment, you shall not disclose or divulge to others, including future employees, any trade secrets, confidential information, or any other proprietary data of the Target Group in violation of this employment letter. Upon the termination of your employment, you shall return to the Company all documents and property of the Target Group, including but not limited to, reports, manuals, and customer lists.

Neither party shall reveal to anyone, directly or indirectly, the existence of any or all terms contained in any agreement containing technical or business information as cited above without prior written consent of the other except where expressly required by law.

The parties agree not to disparage one another or engage in criticism of one another to third parties or the general public and each agree not to seek, or cooperate with others seeking, publicity regarding any transaction.

Restrictions on Other Activities:	If you intend to pursue other business-related activities during your employment with the Company, you must obtain the prior written consent of the CEO of the Company (or his delegates) if, as determined by CEO of the Company, the interests of the Company would be adversely affected in any manner. By way of example only (and without limitation), consent would be required in the event that you intend to:

• Publish an article or give lectures regarding the Business.

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• Participate in the affairs of another company, even if not in violation of the Restrictive Covenants above (except as a minority, non-controlling equityholder).

• Join the board of directors of another company.

The CEO of the Company already agrees that you can remain on the Board of your family brewing business.

Company Property:	Upon your termination of employment or resignation for any reason, you must return all property and documents belonging to the Company and any other member of the Target Group.

Acceptance of Gifts:	Without the prior written consent of the CEO of the Company, you may not accept any gift with a value in excess of $ 150 from any customer, client or supplier of the Company or any member of the Target Group or any prospective customer, client or supplier of the Company or any member of the Target Group.

Code of Conduct:	You agree to abide by the Worldwide Code of Employees and Business Conduct of Constellium N.V. and its affiliated companies at all times during your employment.

Indemnification	The Company agrees that, in the event a legal claim is asserted against Employee related to his service for the Company, the Company shall defend and indemnify Employee and hold him harmless from any and all losses, liabilities, damages, costs and expenses flowing from such claim. The Company shall, in its discretion, select counsel to defend Employee and shall control the defense of the claim. The Company will maintain a D&O policy adequate for a US publicly traded Company.

Entire Agreement / Amendments and Additions / Severability:

This employment letter contains the complete agreement of the parties regarding all terms and conditions of your employment.

Any proposed amendments to this employment letter must be in writing and signed by both parties.

The invalidity of any provision of this employment letter shall not affect the validity of any other provision thereof.

Jurisdiction:	The courts of the state of New York shall have jurisdiction over all disputes arising out of this employment contract.

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Section 409A of the Code:	It is intended that this letter shall comply with the provisions of Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”), or an exemption to Section 409A of the Code. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this letter shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for certain short-term deferral amounts. All payments to be made upon a termination of employment under this letter which constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code may be made only upon a “separation from service,” as that term is defined in Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). In no event may you, directly or indirectly, designate the calendar year of any payment under this letter..

Notwithstanding anything to the contrary in this letter, (i) all reimbursements provided under this letter shall be made or provided in accordance with the requirements of Section 409A of the Code; and (ii) if you are considered a “specified employee” for purposes of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the date of your termination), any payment that constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code that is otherwise due to you under this letter during the six-month period following your separation from service on account of your separation from service shall be accumulated and paid to you on the first business day of the seventh month following your separation from service.

Time	Time is of the essence for all dates, time periods, and payments.

Waiver	No provision of this Agreement shall be deemed to have been waived except by a statement in writing signed by the party against whom enforcement of the waiver is sought.

Notices	All written notices shall be in writing and shall be sent by certified mail or overnight courier, return receipt requested, prepaid, and shall be deemed delivered two business days after being sent if addressed to an Officer of the Company where the Employee is employed by the Company and to the Employee at his address used for the payroll of the Company.

Counterparts/ Facsimile	This Agreement may be executed in counterparts. A facsimile signature shall have the same legal effect as an original signature

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Statute of Limitations	The Statute of Limitations shall begin from the date of the alleged breach of this Agreement and not from the date of this Agreement.

Binding	This Agreement shall be binding on the parties and their heirs, personal representative, successors, and assigns.

We hope that you find these terms satisfactory.

Please indicate your acceptance of these terms and conditions by initialling each page and signing where indicated below. You should retain a copy for your files.

Yours sincerely,

/s/ Jean-Marc Germain	Date:	10/26/16
Jean-Marc Germain
CEO Constellium

Confirmation and Acceptance:

I confirm my acceptance of the terms and conditions of this employment letter. I understand at all times that the Company will handle my personal data in accordance with the terms of its Privacy Policy. I acknowledge and understand that the Company will use my personal data for the management and administration of its employment relationship with me, to comply with applicable statutory requirements, and for the purpose of workforce administration. I also understand that the Company may disclose my personal data to other third parties for these purposes, which in some cases may be located in foreign jurisdictions in addition to the United States. I consent to the use and transfer of my personal data for these purposes.

/s/ Peter Matt	Date	10/26/16

Name: Peter Matt

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